EXHIBIT 10.133

Dear Holders of Promissory Notes dated _______________:

The Company is requesting your consent to an amendment of the maturity date of the above-referenced outstanding promissory note issued by the Company and held by you which has a maturity date of _______________, 2008 (the “Current Maturity Date”) to a new maturity date of December 31, 2008 (the “New Maturity Date”) and waiver of any event of default relating to the non-payment of such note as of _______________, 2008 (the “Waiver”).

Toward that end, we ask that you complete, sign and return this letter as soon as possible.

Please take a moment to sign and return your consent by facsimile to 609-656-0869.

As of _______________, 2008	Very truly yours, Dominique Prunetti Miller Dominique Prunetti Miller Secretary

The New Maturity Date and Waiver is accepted
and agreed by the undersigned noteholder:

By:________________________________
Name:
Date:

427 River View Plaza
Trenton, New Jersey 08611
Phone 609-656-0181
Fax 609-656-0869